Exhibit 99.1

News Release

Ameriprise Financial To Acquire J. & W. Seligman & Co.

Seligman to Complement Asset Management Strengths, Bolster Hedge Fund Business
 and Expand Distribution Reach

MINNEAPOLIS – July 7, 2008 – Ameriprise Financial, Inc. (NYSE: AMP) today announced a definitive agreement to acquire the venerable asset management firm J. & W. Seligman & Co. Incorporated for a total consideration of $440 million. The transaction, which is likely to close in the fourth quarter of 2008, is expected to be accretive to Ameriprise Financial earnings and return on equity in 2009.

New York-based Seligman manages approximately $18 billion in assets in open- and closed-end funds, hedge funds and institutional accounts. Founded in 1864, Seligman is a privately-held company that manages the nation’s first growth mutual fund and helped pioneer single-state municipal funds. Seligman is recognized in particular for its accomplished technology investment team, which manages several retail and alternative portfolios, including Seligman Communications and Information Fund.

The acquisition provides multiple benefits for Ameriprise Financial:

•                  The addition of Seligman’s approximately $3 billion in hedge fund assets substantially increases the company’s alternative investment activities;

•                  Seligman’s proven investment management capabilities add breadth and depth to the RiverSource multi-investment boutique strategy. The transaction adds Seligman’s world-class technology investment team, led by Paul Wick, and its accomplished growth team, while its value team complements strong RiverSource value offerings;

•                  The transaction accelerates the company’s third-party distribution reach and scale, and substantially increases its existing wholesaling force.

“Seligman is an excellent strategic fit for Ameriprise Financial,” said Jim Cracchiolo, chairman and chief executive officer of Ameriprise Financial. “We look forward to realizing substantial benefits from Seligman’s experienced investment management team and broad retail, institutional and alternative asset distribution strengths.

“This transaction reinforces our growth strategy, and in particular our efforts to grow our higher-margin businesses. We are committed to prudent use of our capital, and we will continue to maintain strong capital and liquidity positions once this acquisition closes.”

The acquisition will be funded through the use of cash on hand. The transaction is expected to have no impact on the company’s share repurchase program. A majority of the anticipated synergies are expected to be realized through cost savings.

Seligman will retain its successful investment management teams and will continue to use its brand names under the RiverSource umbrella.

“This transaction will strengthen two great organizations, bringing together complementary talent that will create an even stronger asset management business,” said Brian Zino, president of J. & W. Seligman. “As part of the larger Ameriprise Financial organization, Seligman will be well positioned to increase distribution, grow assets and expand our service offerings to clients and their advisors.”

“This is an exciting acquisition that brings additional scale to our asset management business,” said Ted Truscott, president of U.S. asset management, annuities and chief investment officer at Ameriprise Financial. “In Seligman we have found a strong complement to our broad-based, multi-boutique asset management strategy.”

UBS Investment Bank acted as financial advisor and Ropes & Gray LLP acted as legal advisor for Ameriprise Financial.  Merrill Lynch acted as financial advisor and Cleary Gottlieb Steen & Hamilton LLP acted as legal advisor for Seligman.

About Ameriprise Financial

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent.

For more information, visit ameriprise.com.

Contacts

Ameriprise Financial
Investor Relations:	Media Relations:
Laura Gagnon	Ben Pratt
612.671.2080	612.678.5881
laura.c.gagnon@ampf.com	benjamin.j.pratt@ampf.com

J. & W. Seligman
Kevin Danaher	Hank Green
212-850-1381	Ben-Abraham Associates
danaherk@jwseligman.com	212-867-0133
hank@benabe.com